Progen
                                                              Industries Limited
WEDNESDAY JUNE 4TH 2003

                              COMPANY ANNOUNCEMENT

        RECENT INTERNATIONAL CLINICAL RESULTS VALIDATE PROGEN'S STRATEGY

BRISBANE, AUSTRALIA WEDNESDAY JUNE 4TH 2003, Progen Industries Ltd (ASX: PGL,
Nasdaq: PGLAF) responds to Shareholder and Public queries concerning the recent reported results of Genentech's anti-angiogenic drug Avastin(R) and current Progen announcements regarding the status of their lead anti-cancer drug, PI-88, also an anti-angiogenic.

Angiogenesis-related drug development programs are leading to great advances in the discovery of novel cancer therapies, resulting in exciting announcements from several major pharmaceutical and biotechnology companies outlining approvals and successful clinical trials. These results are validating new classes of targeted anti-cancer drugs, with many of these therapies being complementary, rather than competitive.

Angiogenesis is the process by which new blood vessels are formed to establish and grow cancer tumors, and the anti-cancer activity of PI-88, the lead compound under development by Progen, is derived from inhibiting that process in a unique fashion.

There has been a wave of activity at the FDA in the United States involving the approval of targeted cancer drugs with novel modes of action. Pharmaceutical giant AstraZeneca received approval for their anti-cancer drug Iressa(R), which works by inhibiting cell-signalling molecule EGF (Epidermal Growth Factor) and hence angiogenesis through which cancer cells grow and survive, and US biotech Millennium had their cancer therapy Velcade(R) approved, a drug which inhibits an enzyme complex which is key in cancer cell growth.

These advances have been very nicely complemented by clinical results announced recently at ASCO (American Society of Clinical Oncology) in Chicago by US biotech Genentech in the late-stage trials of their monoclonal antibody Avastin(R), which was designed to fight cancer by inhibiting angiogenesis through inhibition of Vascular Endothelial Growth Factor (VEGF). Avastin(R) is likely to be approved sometime in 2004, and CIBC World Markets predicts it will ultimately generate peak revenues of US $2 billion.

Progen's PI-88 is small-molecule-based, not an antibody like Avastin(R). Rather than relying on a single mode of action to induce an anticancer response, its anti-angiogenic properties derive from inhibiting multiple growth factors, including Fibroblast Growth Factors (FGFs) and VEGF, as well as inhibiting other angiogenic agents, including heparanase.

The emerging potential for angiogenesis-related cancer treatments generated great excitement due to the pioneering work of Dr. Judah Folkman. Several quickly-implemented and high profile clinical trials resulted, but positive results have been scarce. This situation is now changing as excellent results from current clinical trials, including those of Genentech and emerging results from Progen's own PI-88 clinical program which were recently reported, show the validity of the approach along with the benefits of prudent timing and thoughtful study design.

Dr. Robert Don, Vice President for Research and Development at Progen has indicated that the previous issues with angiogenesis inhibitors were not entirely related to effectiveness of the drug. The design of the clinical trial is equally crucial. "People still expected to measure outcomes in the same way as traditional brutal chemotherapy regimens," Don explained, "Modern drugs just don't behave that way. New drugs like Avastin(R), Velcade(R) and PI-88 will introduce new paradigms into the treatment of cancer. We are looking at stabilising the disease in the first instance and then, when the patient is fit, looking at other ways of eliminating the cancer. We need to design timely


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but appropriate clinical trials to reflect this desire to increase longevity while maintaining quality of life - living better with disease, and ultimately the Holy Grail - eradicating disease."

Lewis Lee, Managing Director of Progen added that, in a desire to avoid rushing to late-stage studies with little information on how to measure the outcomes, Progen has spent time evaluating how patients respond to PI-88 in early clinical trials and funneling that information into designing subsequent trials that have the best chance of achieving efficacy outcomes.

Progen believe that this approach has the greatest chance of demonstrating effectiveness of PI-88, and ultimately receiving marketing approval for the drug. Lee commented, "This methodology is now starting to pay dividends and we are optimistic about the design of our trial program and are fortunate with the timing of the emerging results from our clinical trial program, which is showing signs of the efficacy we hoped for. This validates not only our clinical trial design, but also our corporate strategy."


ENDS

KEYWORDS - Progen, cancer, PI-88, phase I, phase II, clinical trials, melanoma, solid tumours.

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Share Purchase Plan                        www.progen.com.au/news/latest_news.cfm?item=294.0
                                           -------------------------------------------------
Additional Results Support Trial Program   www.progen.com.au/news/latest_news.cfm?item=293.0
                                           -------------------------------------------------
Progen to manufacture Peplin Compound      www.progen.com.au/news/latest_news.cfm?item=289.0
                                           -------------------------------------------------
Contract with US based Sequella Inc.       www.progen.com.au/news/latest_news.cfm?item=286.0
                                           -------------------------------------------------
Half-year report (PDF download available)  www.progen.com.au/news/latest_news.cfm?item=288.0
                                           -------------------------------------------------
PI-166 Liver Cancer trial Commences        www.progen.com.au/news/latest_news.cfm?item=285.0
                                           -------------------------------------------------
Progen reports 58% increase in revenue     www.progen.com.au/news/latest_news.cfm?item=282.0
                                           -------------------------------------------------
PI-88 mode of action                       www.progen.com.au/researchdevelopment/pi-88.cfm
                                           -----------------------------------------------
Progen Industries Ltd.                     www.progen.com.au
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ABOUT PROGEN:
Progen Industries Limited is an Australian biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.  Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES INCLUDING the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.

CONTACTS:

PROGEN INFORMATION:                    Mr Lewis Lee
Dr Robert Don                          Managing Director
Vice President Research & Development  Progen Industries Limited
Progen Industries Limited              Ph: 61 7 3273 9100
Ph:  61 7 3273 9100

MEDIA: AUSTRALIA                       MEDIA: UNITED STATES OF AMERICA
Richard Allen                          Stephen Anderson
Monsoon Communications                 Six Sigma Group
Melbourne                              San Francisco, USA
Ph:  61 3 9620 3333                    Ph: 1 415 776 6499

PATIENT ENQUIRY LINE
Tel: 0417 436 548
Email: research@progen.com.au


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON CURRENT
MANAGEMENT  EXPECTATIONS.  THESE  STATEMENTS  MAY  DIFFER MATERIALLY FROM ACTUAL
FUTURE  EVENTS  OR  RESULTS  DUE  TO  CERTAIN RISKS AND UNCERTAINTIES, INCLUDING
WITHOUT  LIMITATION,  RISKS  ASSOCIATED  WITH  DRUG DEVELOPMENT AND MANUFACTURE,
RISKS  INHERENT  IN  THE  EXTENSIVE  REGULATORY APPROVAL PROCESS MANDATED BY THE
UNITED  STATES FOOD AND DRUG ADMINISTRATION AND THE AUSTRALIAN THERAPEUTIC GOODS
ADMINISTRATION,  DELAYS  IN  OBTAINING  THE  NECESSARY  APPROVALS  FOR  CLINICAL
TESTING,  PATIENT  RECRUITMENT, DELAYS IN THE CONDUCT OF CLINICAL TRIALS, MARKET
ACCEPTANCE  OF  PI-88,  PI-166  AND  OTHER DRUGS, FUTURE CAPITALS NEEDS, GENERAL
ECONOMIC  CONDITIONS,  AND  OTHER  RISKS AND UNCERTAINTIES DETAILED FROM TIME TO
TIME  IN THE COMPANY'S FILINGS WITH THE AUSTRALIAN STOCK EXCHANGE AND THE UNITED
STATES  SECURITIES AND EXCHANGE COMMISSION.  MOREOVER, THERE CAN BE NO ASSURANCE
THAT  OTHERS  WILL  NOT  INDEPENDENTLY  DEVELOP SIMILAR PRODUCTS OR PROCESSES OR
DESIGN AROUND PATENTS OWNED OR LICENSED BY THE COMPANY, OR THAT PATENTS OWNED OR
LICENSED  BY  THE  COMPANY  WILL  PROVIDE  MEANINGFUL  PROTECTION OR COMPETITIVE
ADVANTAGES.


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